Gran Tierra Energy Inc. Announces First Quarter 2017 Results Highlighted by Strong Financial Performance and New Discoveries in the Putumayo and Middle Magdalena Valley Basins

CALGARY, Alberta, May 3, 2017, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended March 31, 2017. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on working interest ("WI") sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed May 3, 2017.

Key Highlights

•
Increased average WI production before royalties in first quarter 2017 ("the Quarter") to 29,879 barrels of oil equivalent per day (“BOEPD”), 17% higher than first quarter 2016's average WI production before royalties of 25,610 BOEPD. First quarter 2017's average WI production before royalties was down 4%, or 1,152 BOEPD, relative to fourth quarter 2016 (the "Prior Quarter"), as a result of the sale of certain non-core, low operating net back assets with associated working interest production of 950 BOEPD, and a series of technical and operational decisions affecting the timing of certain projects.

•	Demonstrated ongoing strong financial performance in first quarter 2017:

◦	Operating netback[1] on a per BOE basis increased by 14% relative to the Prior Quarter to $23.72 per BOE and increased 136% relative to first quarter 2016;

◦
Operating expenses for the Quarter of $8.87 per BOE increased by 4% compared with the Prior Quarter, primarily due to field operations and logistics costs being higher on a per BOE basis as a result of lower sales volumes;

◦	Transportation expenses for the Quarter of $2.58 per BOE were consistent with the Prior Quarter;

◦	General and Administrative ("G&A") expenses for the Quarter decreased by 25% to $2.81 per BOE compared with the Prior Quarter;

◦
Net cash provided by operating activities for the Quarter was $50 million compared with $7 million in the Prior Quarter. Net cash provided by operating activities increased primarily due to increased oil and natural gas sales, decreased operating, transportation, G&A, interest expenses and current income tax expense, lower realized foreign exchange losses and an $5 million cash inflow from changes in assets and liabilities from operating activities, partially offset by higher equity tax expense;

◦	Funds flow from operations[1] increased by 24% to $45 million compared with the Prior Quarter;

◦	Capital expenditures in the Quarter were $46 million, in line with funds flow from operations;

◦
Net income of $13 million was a significant increase over the Prior Quarter's net loss of $127 million due to a reduction in non-cash impairment charges, and represents the first time Gran Tierra has reported net income since third quarter 2014;

◦	Earnings before interest, taxes, depletion, depreciation, accretion and impairment ("EBITDA")[1] increased by 100% to $62 million compared to the Prior Quarter;

◦	This overall strong financial performance in the Quarter was achieved while the average Brent oil price only increased by 7% to $54.66 per barrel ("bbl") compared with the Prior Quarter;

◦
The Company repaid a net amount of $5 million of the balance outstanding on its revolving credit facility during the Quarter and exited the Quarter with $165 million of undrawn capacity on its $250 million credit facility and $27 million of cash on the balance sheet. Gran Tierra's committed borrowing base is expected to be increased by $50 million to $300 million, subject to final documentation, which is expected to increase total liquidity to approximately $242 million.

•	Demonstrated strong operational results during the Quarter:

◦
Successfully drilled, cased and tested the Acordionero-8i injection well and the Acordionero-9 development well, both of which discovered a new, deeper medium-gravity 24-27[o] API oil reservoir in the Lisama D Sand; the Acordionero-9 is now producing oil from the Lisama C Sand, and Acordionero-8i was being converted to a planned water injection pilot at the end of first quarter 2017.

◦	Continued evaluating the new oil play in Costayaco's "A" Limestone:

◦
The Costayaco-2 was recompleted into the "A" Limestone in first quarter 2017 and now, along with the Costayaco-9 and 19 wells, continues to produce oil from the "A" Limestone with less than 2% watercut;

◦
Successfully drilled Costayaco-28, Gran Tierra’s first dedicated "A" Limestone horizontal well and ran a slotted liner into the 1,718 foot ("ft") horizontal section where numerous natural fracture zones were encountered, with production testing expected to begin around mid-May 2017. As a result of mechanical challenges drilling the horizontal section, testing, stimulation and ultimately production was delayed 12 weeks. The well is now complete and is being stimulated prior to testing;

◦
Costayaco-29, a second horizontal well, is expected to spud immediately after Costayaco-28 testing and stimulation is completed, and is planned to test the "A" Limestone in a different part of the Costayaco structure.

•	Continued drilling in the "N" Sands and "A" Limestone exploration plays in the Putumayo Basin during first quarter 2017:

◦
The Confianza-1 exploration well in the Putumayo-7 ("PUT-7") block discovered oil in the Villeta "U" Sand and the "A" Limestone, both of which represent new discoveries in PUT-7, as well as encountered net oil pay in the previously discovered Villeta "N" Sands. Both the "U" Sand and the "A" Limestone tested light sweet oil. As of May 2, 2017, the Confianza-1 is now producing from the "N" Sands.

•
Subsequent to the end of the Quarter, on April 27, 2017, the Company closed the previously announced strategic acquisitions of the Santana and Nancy-Burdine-Maxine blocks, along with key pipeline and transportation infrastructure, for cash consideration of $30 million.

•
Gran Tierra expects 2017 average WI production before royalties to be 34,000 to 38,000 BOEPD from the Company's assets in Colombia and Brazil, which would represent an increase of 26% to 40% from our 2016 average WI production before royalties of 27,062 BOEPD. The 2017 guidance includes 1,200 to 1,500 BOEPD of production from Brazil.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Gran Tierra's strong first quarter 2017 results clearly demonstrate that we are delivering on our focused strategy of growing the Company's net asset value per share through our financially disciplined and results-driven exploration and development of our diversified Colombian asset base. We are pleased to report new oil discoveries in the Lisama D Sand in the Acordionero field in the Middle Magdalena Valley Basin and the "U" Sand and "A" Limestone in the PUT-7 block in the Putumayo Basin. Based on open hole logs, we also believe the Lisama B Sand at Acordionero may be a new discovery, but needs to be production tested at a later date.

We are also continuing to develop our new oil play in Costayaco's "A" Limestone, where we are now producing oil from 3 vertical wells and have just cased our first dedicated horizontal well in this play, the Costayaco-28. We believe the “A” Limestone play may extend from the Costayaco field in the north to the PUT-7 block in the south of the Putumayo Basin and could represent a significant resource with positive basin-wide implications. This new play will be further tested through the multiple exploration wells we plan on drilling in the Putumayo Basin in 2017 and 2018. We have a very strong position in the basin with 13 blocks and 1.1 million gross acres.

We did experience pump failures in both Acordionero-7 and Cumplidor-1, which impacted first quarter 2017 production by approximately 1,200 BOEPD. Subsequent to first quarter 2017, we have changed the pump design and expect to minimize failures going forward. We also deferred production from the final completion of Confianza (Villeta "N" Sands) and the

Acordionero-8i and -9 to complete the testing of newly discovered zones and experienced well downtime due to workovers in the Costayaco Field.

Our strong first quarter 2017 financial performance is demonstrated by the fact that funds flow from operations was up 24% relative to the Prior Quarter to $45 million, and covered 98% of the Company's first quarter 2017 capital expenditures of $46 million. The increase in funds flow from operations was due to higher operating netbacks and lower G&A expenses.

Average Brent prices in the first quarter 2017 increased 7% to $54.66 per bbl from the Prior Quarter, while Gran Tierra's average realized oil price increased 10% to $35.17 per BOE in the same time period. Gran Tierra has successfully driven down combined operating and transportation expenses to $11.45 per BOE for the Quarter, a decrease of 5% from one year ago. Our operating netback increased 14% compared with the Prior Quarter to $23.72 per BOE, as a result of higher realized prices. We believe our low cost structure and solid production base allow us to be successful in a variety of pricing environments.

We are focused on delivering long-term growth in net asset value per share to our shareholders. Therefore, when Gran Tierra makes new discoveries such as the Lisama D Sand at Acordionero, the "A" Limestone at Costayaco and the "U" Sand and "A" Limestone in the PUT-7 block, we will spend the extra time necessary to fully evaluate these potential new resources even when these deliberate decisions lead to temporary delays in bringing production online. Our transformed asset base is located in proven basins with stacked reservoirs and are either underexplored or underdeveloped and, at times, require additional time to evaluate. The time dedicated to properly test and assess new discoveries is expected to result in enhanced long-term value creation. Mostly as a result of the extended production testing of the Acordionero-8i and 9 and the Confianza-1 wells, as well as the pump failures at Acordionero-7 and Cumplidor-1, WI production before royalties for first quarter 2017 averaged 29,879 BOEPD, 4% lower compared to 31,031 BEOPD in the Prior Quarter, but 17% higher than first quarter 2016's average WI production before royalties of 25,610 BOEPD. Over the next three years, we continue to forecast both visible organic production growth and to drill a total of 30 to 35 exploration wells, with all of this activity expected to be funded from cash flows from operations.

On behalf of our board of directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support. We look forward to communicating additional updates in the coming quarters. We believe that our focused strategy is delivering results by proving up our significant exploration potential and that Gran Tierra is well positioned for growth through the end of 2017 and beyond."

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended December 31	Three Months Ended March 31,
	2016	2017	2016	% Change
Oil and Gas Sales	$91,614	$94,659	$57,403	65
Operating Expenses	(24,472)	(23,937)	(19,067)	26
Transportation Expenses	(7,458)	(6,942)	(12,328)	(44)
Operating Netback(1)	$59,684	$63,780	$26,008	145

G&A Expenses Before Stock-Based Compensation	$10,713	$7,563	$5,652	34
Stock-Based Compensation	1,891	1,149	1,397	(18)
G&A Expenses, Including Stock Based Compensation	$12,604	$8,712	$7,049	24

Net (Loss) Income	$(127,355)	$12,771	$(45,032)	128
Per Share - Basic and Diluted	$(0.36)	$0.03	$(0.15)	120

EBITDA(1)	$30,745	$61,538	$24,184	154

Net Cash Provided by Operating Activities	$6,643	$49,943	$10,812	362
Funds Flow from Operations(1)	$36,186	$45,026	$11,563	289

Capital Expenditures	$58,219	$46,160	$26,180	76

Average Daily Volumes (BOEPD)
WI Production Before Royalties	31,031	29,879	25,610	17
Royalties	(4,768)	(5,089)	(2,822)	80
Production NAR	26,263	24,790	22,788	9
Decrease in Inventory	214	18	2,642	(99)
Sales	26,477	24,808	25,430	(2)
Royalties, % of WI Production Before Royalties	15%	17%	11%

Per BOE(2)
Brent	$51.13	$54.66	$33.70	62
Quality and Transportation Discount	(13.52)	(12.27)	(8.90)	38
Royalties	(5.72)	(7.22)	(2.64)	173
Average Realized Price	31.89	35.17	22.16	59
Transportation Expenses	(2.60)	(2.58)	(4.76)	(46)
Average Realized Price Net of Transportation Expenses	29.29	32.59	17.40	87
Operating Expenses	(8.50)	(8.87)	(7.34)	21
Operating Netback(1)	20.79	23.72	10.06	136
G&A Expenses	(3.73)	(2.81)	(2.18)	29
Transaction Expenses	—	—	(0.48)	(100)
Severance Expenses	(0.01)	—	(0.39)	(100)
Equity Tax	(0.02)	(0.45)	(1.18)	(62)
Realized Foreign Exchange Loss	(0.47)	(0.36)	(0.37)	(3)
Realized Financial Instruments (Loss) Gain	(0.33)	0.29	0.02	—
Interest Expense, Excluding Amortization of Debt Issuance Costs	(1.19)	(0.93)	(0.15)	520
Interest Income	0.15	0.15	0.17	(12)
Current Income Tax Expense	(2.94)	(2.76)	(0.78)	254
Cash Netback(1)	$12.25	$16.85	$4.72	257

Share Information (000s)
Common Stock Outstanding, End of Period	390,807	390,815	287,658	36
Exchangeable Shares Outstanding, End of Period	8,200	8,192	8,514	(4)
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	370,745	399,007	293,812	36
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	370,745	399,046	293,812	36

	As at
(Thousands of U.S. Dollars)	March 31, 2017	December 31, 2016	% Change
Cash, Cash Equivalents and Current Restricted Cash and Cash Equivalents	$34,379	$33,497	3
Revolving Credit Facility	$85,000	$90,000	(6)
Convertible Senior Notes	$115,000	$115,000	—

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment ("DD&A") ("EBITDA"), funds flow from operations and cash netbacks are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Quarterly Report on Form 10-Q filed May 3, 2017.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2017 results conference call on Thursday, May 4, 2017. Details of the conference call are as follows:

Date:	Thursday, May 4, 2017
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until the next earnings call. In addition, an audio replay of the conference call will be available following the call until May 6, 2017. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 9267216.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble
Vice President, Investor Relations
403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru and Brazil. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE MKT and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, Gran Tierra's committed borrowing base, anticipated drilling efficiencies, the Company’s strategies, the Company’s operations including planned operations, the Company's ability to succeed in a variety of pricing environments, the base capital program, the allocation of capital, the exploration and development of certain blocks and fields, production growth or estimates and drilling plans including trends, infrastructure schedules, and the expected timing of certain projects.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed March 1, 2017 and its Quarterly Report on Form 10-Q filed May 3, 2017. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2017 for certain blocks. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Cash netback as presented is net income or loss before DD&A expenses, asset impairment, deferred income tax recovery, amortization of debt issuance costs, unrealized foreign exchange gains and losses, gain on acquisition, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above on page 4 of this press release, for the components of operating netback. A reconciliation from net loss to cash netback is as follows:

	Three Months Ended December 31	Three Months Ended March 31,
Cash Netback - Non-GAAP Measure ($000s)	2016	2017	2016
Net (loss) income	$(127,355)	$12,771	$(45,032)
Adjustments to reconcile net (loss) income to cash netback
DD&A expenses	35,010	26,593	36,912
Asset impairment	146,934	283	56,898
Deferred income tax (recovery) expense	(38,589)	11,379	(27,136)
Amortization of debt issuance costs	2,878	605	140
Unrealized foreign exchange gain	(3,865)	(2,819)	(183)
(Adjustment to gain)/ gain on acquisition	10,783	—	(11,712)
Non-cash operating expenses	68	54	62
Non-cash G&A expenses	1,891	1,149	1,397
Unrealized financial instruments loss (gain)	7,520	(4,671)	888
Cash netback	$35,275	$45,344	$12,234

EBITDA, as presented, is net loss adjusted for DD&A expenses, asset impairment, interest expense and income tax recovery or expense. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net income or loss to EBITDA is as follows:

	Three Months Ended December 31	Three Months Ended March 31,
EBITDA - Non-GAAP Measure ($000s)	2016	2017	2016
Net (loss) income	$(127,355)	$12,771	$(45,032)
Adjustments to reconcile net (loss) income to EBITDA
DD&A expenses	35,010	26,593	36,912
Asset impairment	146,934	283	56,898
Interest expense	6,303	3,095	519
Income tax (recovery) expense	(30,147)	18,796	(25,113)
EBITDA	$30,745	$61,538	$24,184

Funds flow from operations, as presented, is net cash provided by operating activities adjusted for net change in assets and liabilities from operating activities and cash settlement of asset retirement obligation. Management uses this financial measure to analyze liquidity and cash flows generated by Gran Tierra's principal business activities prior to the consideration of how changes in assets and liabilities from operating activities and cash settlement of asset retirement obligation affect those cash flows, and believes that this financial measure is also useful supplemental information for investors to analyze Gran Tierra's liquidity and financial results. A reconciliation from net cash provided by operating activities to funds flow from operations is as follows:

	Three Months Ended December 31	Three Months Ended March 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2016	2017	2016
Net cash provided by operating activities	$6,643	$49,943	$10,812
Adjustments to reconcile net cash provided by operating activities to funds flow from operations
Net change in assets and liabilities from operating activities	29,434	(4,930)	647
Cash settlement of asset retirement obligation	109	13	104
Funds flow from operations	$36,186	$45,026	$11,563

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC via the internet at www.sec.gov by calling 1-800-SEC-0330.